Exhibit 99.1

NEWS RELEASE

Contacts:	Commerce Energy Group, Inc.
Linda Ames
Corporate Communications
714-259-2539
lames@CommerceEnergy.com

PondelWilkinson Inc.
Robert Jaffe/Angie Chen
310-279-5980
rjaffe@pondel.com / achen@pondel.com
COMMERCE ENERGY EXPECTS TO RECEIVE
SETTLEMENT PAYMENT
COSTA MESA, CA — March 7, 2007 — Commerce Energy Group, Inc. (AMEX: EGR), a leading U.S. electricity and natural gas marketing company, said today that it expects to receive up to $6.5 million from APX, Inc. as part of a settlement agreement approved by the Federal Energy Regulatory Commission (FERC).
During the years 2000 to 2001, Commerce Energy bought, sold and scheduled power in the California wholesale energy markets through the markets and services of APX. Commerce Energy became involved in proceedings at FERC related to sales and schedules in the California Power Exchange Corporation (PX) and the California Independent System Operator Corporation (CAISO) markets. A part of those proceedings are related to APX’s involvement in those markets.
On January 5, 2007, the settling parties, including Commerce Energy, filed a proposed settlement agreement with FERC in the proceedings, to, among other things, establish a mechanism for allocating refunds owed to APX and to resolve certain other matters and claims related to APX’s participation in the PX and CAISO centralized spot markets for wholesale electricity from May 1, 2000 through June 20, 2001. The effectiveness of the settlement agreement was subject to receipt of FERC’s approval, which was received on March 1, 2007.
Under the settlement agreement, several parties, including Commerce Energy, will be entitled to payments from APX. The actual amount and timing of disbursements are subject to, among other things,
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verification of settlement calculations. Commerce Energy expects to receive an initial portion of the settlement amount as early as March 2007, although payments are not guaranteed.
“We are pleased to have been able to work with the other settling parties to reach an amicable settlement in this complex matter,” said Steven S. Boss, Chief Executive Officer of Commerce Energy.
The settlement agreement is subject to rehearing review at FERC, requests for which must be made no later than March 30, 2007, and possible court review. Under certain circumstances, Commerce Energy could be required to return or redistribute some or all of the funds received under the settlement agreement.
About Commerce Energy Group, Inc.
Commerce Energy Group, Inc. is a leading independent U.S. electricity and natural gas marketing company, operating through its wholly-owned subsidiaries, Commerce Energy, Inc. and Skipping Stone Inc. Commerce is publicly traded on the American Stock Exchange (AMEX) under the symbol: EGR. Commerce Energy, Inc. is licensed by the Federal Energy Regulatory Commission and by state regulatory agencies as an unregulated retail marketer of natural gas and electricity to homeowners, commercial and industrial consumers and institutional customers.
Headquartered in Orange County, California, the company also has an office in Dallas, Texas, as well as several area offices located around the U.S. For nearly a decade, customers have relied on Commerce to deliver competitive pricing, innovative product offerings and personalized customer care in addition to quality gas and electric services. For more information, visit www.CommerceEnergy.com.
Forward Looking Statements
Except for historical information contained in this release, statements in this release may constitute forward-looking statements regarding the company’s assumptions, projections, expectations, targets, intentions or beliefs about future events. Words or phrases such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “targets,” “will likely result,” “will continue,” “may,” “could” or similar expressions identify forward-looking statements. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties which could cause actual results or outcomes to differ materially from those expressed. Commerce Energy Group, Inc. cautions that while such statements in this new release, whether express or implied, are made in good faith and the company believes such statements are based upon reasonable assumptions, including without limitation, management’s examination of historical operating trends, data contained in records, and other data available from third parties, the company cannot assure that its projections will be achieved. In addition to other factors and matters discussed from time to time in our filings with the U.S. Securities and Exchange Commission, or the SEC, some important factors that could cause actual results or outcomes for Commerce Energy Group, Inc. or its subsidiaries to differ materially from those discussed in forward-looking statements include: challenges to the settlement agreement or the amounts payable thereunder, higher than expected attrition of, and/or unforeseen operating difficulties relating to, customer accounts, the volatility of the energy market, competition, operating hazards, uninsured risks, failure of performance by suppliers and transmitters, changes in general economic conditions, seasonal weather or force majeure events that adversely effect electricity or natural gas supply or infrastructure, decisions by our energy suppliers requiring us to post additional collateral for our energy purchases, increased or unexpected competition, adverse state or federal legislation or regulation or adverse determinations by regulators, including failure to obtain regulatory approvals. Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, Commerce Energy Group, Inc. undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for management to predict all such factors.